Section 20: Proxy Voting

20.1. Background

In Proxy Voting by Investment Advisers, Investment Advisers Act Release No. 2106 (January 31, 2003), the SEC noted that, "The federal securities laws do not specifically address how an adviser must exercise its proxy voting authority for its clients. Under the Advisers Act, however, an adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services undertaken on the client's behalf, including proxy voting. The duty of care requires an adviser with proxy voting authority to monitor corporate events and to vote the proxies."

Rule 206(4)-6 under the Advisers Act requires each registered investment adviser that exercises proxy voting authority with respect to client Securities to:

•	Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client Securities in the clients' best interests. Such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;
•	Disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their Securities; and
•	Describe to clients the adviser's proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures.

Additionally, paragraph (c)(2) of Rule 204-2 imposes additional recordkeeping requirements on investment advisers that execute proxy voting authority.

20.2	Risks

In developing these policies and procedures, OAIS considered numerous risks associated with the proxy voting process. This analysis includes risks such as:

•         OAIS lacks written proxy voting policies and procedures;

•         Proxies are not identified and processed in a timely manner;

•         Proxies are not voted in clients' best interests;

•	Conflicts of interest between OAIS and client are not identified or resolved appropriately; and
•	Proxy voting records, client requests for proxy voting information, and OAIS's responses to such requests, are not properly maintained.

OAIS has established the following guidelines as an attempt to mitigate these risks.

20.3	Policies and Procedures
a.	Proxy Voting Summary: Clients delegate proxy vote responsibility to OAIS in the written agreement we have with them. Clients may choose to vote their own proxy or delegate that authority to OAIS.

OAIS utilizes a proxy voting service ~~Broadridge ProxyEdge~~ to vote clients securities through an integration directly with the account custodian. Any proxy voting service engaged by OAIS must have the ability to vote in accordance with the OAIS values based investing principles.

c.                   Conjlicts oj Interest: OAIS will seek to avoid material conflicts of interest between itself and clients.

d.	Record Keeping: In accordance with Rule 204-2 under the Act, the Compliance Officer will maintain for the time periods set forth in the Rule (i) these proxy voting procedures and policies, and all amendments thereto. ~~Through the ProxyEdge system,~~ OAIS will ~~we are able to~~ maintain a copy of the ballot received, the issues, the date we voted and how voted. Clients may receive a copy of proxy voting records for their account upon request. These records will be maintained for the required period.

OAIS will describe in its Part 2 of Form ADV (or other brochure fulfilling the requirement of Rule 204-3) its proxy voting policies and procedures and will inform clients how they may obtain information on how OAIS voted proxies with respect to the clients' portfolio securities. Clients may obtain information on how their securities were voted or a copy of OAIS's Policies and Procedures by written request addressed to OAIS.

e.	Voting Guidelines: We will require any proxy voting service to vote proxies in accordane with OAIS's values based investment principles.

Accountability

•	Boards should be accountable to shareholders, the owners of the companies, by holding regular board elections, by providing sufficient information for shareholders to be able to assess directors and board composition, and by providing shareholders with the ability to remove directors.
•	Directors should respond to investor input such as that expressed through vote results on management and shareholder proposals and other shareholder communications.
•	Shareholders should have meaningful rights on structural provisions, such as approval of or amendments to the corporate governing documents and a vote on takeover defenses. In addition, shareholders' voting rights should be proportional to their economic interest in the company; each share should have one vote. In general, a simple majority vote should be required to change a company's governance provisions or to approve transactions.

Independence

Boards should be sufficiently independent so as to ensure that they are able and motivated to effectively supervise management's performance and remuneration, for the benefit of all shareholders. Boards should include an effective independent leadership position and sufficiently independent committees that focus on key governance concerns such as audit, compensation, and the selection and evaluation of directors.

Stewardship

A company's governance, social, and environmental practices should meet or exceed the standards of its market regulations and general practices and should take into account relevant factors that may impact significantly the company's long-term value creation. Issuers and investors should recognize constructive engagement as both a right and responsibility.

Independence

Boards should be sufficiently independent so as to ensure that they are able and motivated to effectively supervise management's performance and remuneration, for the benefit of all shareholders. Boards should include an effective independent leadership position and sufficiently independent committees that focus on key governance concerns such as audit, compensation, and the selection and evaluation of directors.

Transparency

Companies should provide sufficient and timely information that enables shareholders to understand key issues, make informed vote decisions, and effectively engage with companies on substantive matters that impact shareholders' long-term interests in the company.

Any request for information about proxy voting should be promptly forwarded to Will Sorrell, who will respond to any such requests.

As a matter of policy, OAIS generally does not disclose how it expects to vote on upcoming proxies. Additionally, OAIS generally does not disclose the way it voted proxies to unaffiliated third parties without a legitimate need to know such information.